Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 11, 2021, by and among Akumin Inc., an Ontario corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and UMB Bank, National Association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an indenture (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), dated as of November 2, 2020, providing for the issuance of $400,000,000 aggregate principal amount of 7.000% Senior Secured Notes due 2025 (the “Existing Notes”);

WHEREAS, Section 2.02 of the Indenture provides that the Issuer may issue additional Notes under the Indenture subject to compliance with Section 4.09 of the Indenture and certain other conditions set forth in the Indenture;

WHEREAS, the Issuer and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing an additional $75,000,000 aggregate principal amount of 7.000% Senior Secured Notes due 2025, having terms substantially identical in all material respects to the Existing Notes (the “New Notes” and, together with the Existing Notes, the “Notes”); and

WHEREAS, Section 9.01 of the Indenture provides that, among other things, the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Indenture without the consent of any Holder to provide for the issuance of additional Notes in accordance with the terms of the Indenture and to cure any ambiguity, defect or inconsistency (as determined by the Issuer in good faith).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Additional Notes. As of the date hereof, the Issuer will issue, and the Trustee is directed to authenticate and deliver, the New Notes under this Supplemental Indenture, which constitute additional Notes under the Indenture, having terms substantially identical in all material respects to the Existing Notes, at an offering price of 105.000%, plus accrued and unpaid interest from November 2, 2020. The Existing Notes and the New Notes shall be treated as a single class for all purposes under the Indenture. The New Notes shall be substantially in the same form attached as Exhibit A to the Indenture.

(3) Amendment. Section 1.01 of the Indenture is hereby amended to add the following definition in alphabetical order:

“Additional Notes” means any additional Notes (other than the Initial Notes) issued after the Issue Date in accordance with the fourth paragraph of Section 2.02 hereof.

(4) Necessary Actions. Each of the Issuer and the Guarantors hereby represents and warrants that all actions necessary to give effect to this Supplemental Indenture have been taken.

(5) Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES (INCLUDING THE NEW NOTES) AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

(9) Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture), including the Guarantees contained therein, is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the New Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

(10) Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuer, the Guarantors, the Trustee and the Collateral Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

AKUMIN INC., as Issuer

By:	/s/ Mohammad Saleem
Name: Mohammad Saleem
Title: Chief Financial Officer and Corporate Secretary

AKUMIN HOLDINGS CORP.

By:	/s/ Mohammad Saleem
Name: Mohammad Saleem
Title: Chief Financial Officer and Corporate Secretary

ADVANCED DIAGNOSTIC GROUP, LLC

ADVANCED DIAGNOSTIC HOLDINGS, LLC

ADVANCED DIAGNOSTIC RESOURCES, LLC

AFO IMAGING, INC.

AKUMIN CORP.

AKUMIN FL, LLC

AKUMIN FLORIDA HOLDINGS, LLC

AKUMIN HEALTH ILLINOIS, LLC

AKUMIN IMAGING TEXAS, LLC

DELAWARE OPEN MRI RADIOLOGY ASSOCIATES, LLC

ELITE IMAGING, LLC

ELITE RADIOLOGY OF GEORGIA, LLC

IMAGING CENTER OF WEST PALM BEACH LLC

JEANES RADIOLOGY ASSOCIATES, LLC

LCM IMAGING, INC.

LEBANON DIAGNOSTIC IMAGING, LLC

PMI PARTNERS, LLC

PREFERRED IMAGING AT CASA LINDA PLAZA, LLC

PREFERRED IMAGING AT THE MEDICAL CENTER, LLC

PREFERRED IMAGING HEB, LLC

PREFERRED IMAGING OF AUSTIN, LLC

PREFERRED IMAGING OF CORINTH, LLC

PREFERRED IMAGING OF DENTON, LLC

PREFERRED IMAGING OF FORT WORTH, LLC

PREFERRED IMAGING OF FRISCO, LLC

PREFERRED IMAGING OF GARLAND, LLC

PREFERRED IMAGING OF GRAPEVINE/COLLEYVILLE, LLC

PREFERRED IMAGING OF IRVING, LLC

PREFERRED IMAGING OF MCKINNEY, LLC

PREFERRED IMAGING OF MESQUITE, LLC

PREFERRED IMAGING OF PLANO, LLC

PREFERRED IMAGING ON PLANO PARKWAY, LLC

PREFERRED OPEN MRI, LLC

RITTENHOUSE IMAGING CENTER, LLC

ROSE RADIOLOGY CENTERS, LLC

ROUND ROCK IMAGING, LLC

[Akumin Inc. – First Supplemental Indenture Signature Page]

SYNCMED, LLC TIC ACQUISITION HOLDINGS, LLC VISTA PEM PROVIDERS, LLC WILKES-BARRE IMAGING, L.L.C., each as a Guarantor

By:	/s/ Rohit Navani
Name: Rohit Navani Title: Chief Operating Officer

[Akumin Inc. – First Supplemental Indenture Signature Page]

UMB BANK, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ David Massa
Name: David Massa Title: Senior Vice President

[Akumin Inc. – First Supplemental Indenture Signature Page]